EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Pioneer American Holding Company Corp.

         We consent to incorporation by reference in the registration statement on Form S-4 of our audit report dated January 25, 1999, relating to the consolidated balance sheets of Pioneer American Holding Company Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998 which report has been incorporated by reference in the December 31, 1998 annual report on Form 10-K of Pioneer American Holding Company Corp., incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ KPMG LLP
KPMG LLP
Philadelphia, Pennsylvania
February 21, 2000